AMENDED AND RESTATED LICENSE AGREEMENT
DISPENSER PRODUCTS

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this "Agreement") is made as of January 1, 2003, by and between Gerhard Brugger (as assignee of Anton Brugger), an individual, with offices at Kniepassstrasse 19, 6600 Pflach, Austria ("Licensor"), and Sea Change Group LLC, a New York limited liability company, with offices at 11th Floor, 565 Fifth Avenue, New York, NY 10017 ("Licensee").

RECITALS

A. Pursuant to a Merchandise/License Agreement dated as of August 13, 2001 (the "2001 Agreement") between Anton Brugger ("Brugger") and Licensee, Brugger granted to Licensee the exclusive right to exploit a certain variable flow dispenser described in PCT/DE 99/02588 Pumpkopf.

B. Pursuant to an agreement dated as of December 31, 2002 between Brugger and Licensor (the "Assignment Agreement"), Brugger assigned to Licensor all of Brugger's right, title and interest in and to the Dispenser, including (without limitation) all of Brugger's rights and obligations under the 2001 Agreement.

C. Licensee and Licensor desire to amend and restate in its entirety the 2001 Agreement, upon and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. RULES OF CONSTRUCTION AND DEFINITIONS:

1.1. Rules of Construction: The following rules of construction apply to this Agreement:

1.1.1. The singular includes the plural and the plural includes the singular "include" and "including" are not limiting;

1.1.2. "hereby", "herein", "hereof", "hereunder", "the Agreement", "this Agreement" or any like words refer to this Agreement;

1.1.3. A reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

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1.1.4. A reference herein to a Section, Exhibit, Attachment, Appendix or Schedule without further reference is a reference to the relevant Section, Exhibit, Attachment, Appendix or Schedule of this Agreement;

1.1.5. Any right may be exercised at any time and from time to time unless specified otherwise herein;

1.1.6. The headings of the Sections and portions thereof are for convenience only and shall not affect the meaning of this Agreement; and

1.1.7. Any reference to days shall mean calendar days unless specifically noted otherwise.

1.2. Definitions: Unless the context otherwise requires, the capitalized terms used herein shall have the respective meanings set forth in this Section 1 for all purposes hereof.

1.2.1. "Dispenser" - means any dispenser or device which is constructed or manufactured incorporating claims of patent number PCT/DE 99/02568 Pumpkopf filed in Germany, patent number 6,464,107B1 issued in the United States, patent application number DE 103 00 242.1 filed in Germany, patent application number PCT/EP 03/00197 to be filed in China and India, patent application number PCT/EP 03/00235 to be filed in China and Brazil, patent application number DE 202 18 244.4 filed in Germany, and any and all patents or other intellectual property which is based upon, or used with, such patents (the "Patents").

1.2.2. "Territory" - means the entire world in all Product categories and for all uses.

1.2.3. "Products" - means all products in all categories and for all uses having the Dispenser as a component, other than as may be limited hereby. The relevant patent numbers will appear on every Dispenser or Product contemplated under this Agreement.

1.2.4. "Improvements" - means any improvement of the Dispenser based upon, or are used with, the Patents and or any Products, including but not limited to design construction and packaging. Ownership in any such improvement shall rest with the party which developed such improvement. Any Improvements developed jointly by Licensor and Licensee shall be jointly owned by Licensor and Licensee.

1.2.4.1. Upon creation of any Improvement developed by Licensee or any of its Affiliates during the term of this Agreement, Licensee will notify Licensor, to its best knowledge, of the nature of such Improvement. Upon creation of any such Licensee-developed Improvement, Licensor shall be deemed to have received, from Licensee, an

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irrevocable, perpetual worldwide royalty-free license to use any such Improvement in connection with the Dispenser at no additional cost to Licensor beyond the Royalties, which license shall survive any termination of this Agreement.

1.2.5. "Affiliates" - means any entities that are owned or controlled by or which own or control Licensee or which are owned or controlled by a person that owns or controls Licensee, as well as any individuals that are related by blood or marriage to any person controlling Licensee. Any entity shall be deemed "owned or controlled" by the person or entity having a direct or indirect right to vote 5% or more of the entity's equity securities (or other voting interests) or otherwise has the right to control management's policies and directives.

2. GRANT OF LICENSE:

2.1. Licensor hereby grants to Licensee the exclusive right to (the "License"):

2.1.1. license, manufacture, distribute or develop the Dispenser (together with any Improvements), whether alone or in conjunction with third parties; and

2.1.2. manufacture or produce and sell the Products in the Territory.

2.2. The Licensee may sublicense, as differentiated from an assignment of this Agreement which is covered separately below, all or part of its rights hereunder in the Territory, subject to and conditioned upon the prior written approval of Licensor.

2.2.1. Any sublicense of rights by Licensee to an unaffiliated third party shall be on terms no less favorable to Licensor than as set forth in this Agreement, Licensee shall not be relieved of any liability to Licensor with respect to such sublicense agreement, and the sublicense shall be subject to the reasonable approval of Licensor.

2.2.1.1. Licensee shall provide written notice to Licensor of the economic terms of any such sublicense, requesting approval of same.

2.2.1.2. Failure of Licensor to respond to such notice within 20 business days of same being sent shall be deemed approval thereof.

2.2.2. Any sublicense is subject to Licensee providing that Licensor shall be entitled to receive all relevant documentation in connection therewith to verify the revenues thereunder, including, without limitation, copies of the sublicense and all reports, audits, and other documentation delivered to Licensee as provided by the sublicense and the operation thereof and shall be subject to all covenants of the Licensee contained in this Agreement.

2.3. Any assignment of this Agreement is prohibited except with (i) the prior written consent of Licensor (which consent may be withheld by Licensor in its sole

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discretion), or (ii) in connection with a sale of Licensee (or dissolution in connection with a transfer of all of its assets) to a party of at least equivalent creditworthiness as Licensee.

2.4. Licensee shall at all times (i) use its commercially reasonable efforts to commercialize the Dispenser in the Territory, and (ii) exercise it rights in the Dispenser as granted hereby throughout the Territory only in compliance with the legal requirements of each jurisdiction, including the use of any required labels, marking or notices.

2.5 Licensor agrees that in the event Licensor or any Affiliate of Licensor develops any other dispenser having an adjustable mixing ratio, Licensor shall negotiate, in good faith, with Licensee, for a period of up to 30 days (provided such negotiations proceed during such period), for a license for such development substantially conforming to the terms of this Agreement.

3. **TERM:** The term of the License shall commence on the date first stated above and shall continue in effect until twenty two (22) years after date of execution.

4. **ROYALTIES:** In consideration of the rights granted to it under this Agreement, Licensee agrees to pay to Licensor the following royalties or License fees (the "Royalties").

4.1. with respect to sublicensing agreements in which Licensee does not manufacture the Dispenser, Licensor will receive 30% of all gross revenues received by Licensee from such sublicense.

4.2. with respect to the sale of the Dispenser by Licensee as a component of a Product, Licensor shall receive the percents listed herein of Licensor's (and of any subsidiary, Affiliate, co-venturer or approved assignee or sublicensee thereof) gross revenues: 6.5% on the sale of variable ratio dispensers offering four (4) or more user settings (hereafter referred to as dispenser V); 6.67% on multi-fixed dispensers of two (2) or three (3) settings (hereafter referred to as dispenser MF); and. 6% on fixed dispensers with one (1) setting (hereafter referred to as dispenser F), less only applicable sales, use, value added or similar taxes assessed on sales, authorized returns, allowances, discounts, credit card merchant discount charges and breakage.

4.2.1. If sold to Licensee or an entity affiliated with Licensee such sales will be on terms not to exceed 60 days and at fair market value, but in no event less than the Licensee's of cost of goods sold, plus 100%.

4.2.1.1. Cost of goods sold is defined as all direct costs associated with the manufacture of a completed Dispenser, including two (2) initial connectors (such as closure for one (1) container like bottle, bag or cartridge, etc.), and assembly, or of a completed refill connector.

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4.3. The minimum royalty under sections 4.1 and 4.2 shall not be less than U.S. $0.05 per Dispenser (including two (2) initial connectors) for dispenser V, U.S. $0.04 for dispenser MF, and, U.S. $0.03 for dispenser F, and, if sold individually, (i) in the case of each connector, U.S. $0.01, and, (ii) in the case of each container, the lesser of (A) 50% of Licensee's Net Profit (as defined below) derived from the sale of such container and (B) U.S. $0.01. For purposes of this Section 4.3, "Net Profit" shall mean the sum of (i) Licensee's gross revenues (less only applicable sales, use, value added or similar taxes assessed on sales, authorized returns, allowances, discounts, credit card merchant discount charges and breakage) received from the sale of a container minus (ii) Licensee's direct out-of-pocket costs incurred in producing such container.

4.4. In addition to any other royalties to which Licensor may be entitled hereunder in connection with any sales of Dispensers, Licensor shall also receive a royalty of 2% of net sales as defined heretofor, or 10% of all net pre-tax profits received by Licensee, whichever is greater, with respect of any sales of finished Products in Dispensers. "Net Profit" shall mean the sum of (i) Licensee's (and of any subsidiary, Affiliate, co-venturer or approved assignee or sublicensee thereof) gross revenues(less only applicable sales, use, value added or similar taxes assessed on sales, authorized returns, allowances, discounts, credit card merchant discount charges and breakage) received from the sale of finished products in dispensers V, MF, or F, minus (ii) Licensee's cost of manufacture, operating costs, interest cost, and depreciation, incurred in the production of finished products in dispensers.

4.5. In addition to any royalty payments to which Licensor may be entitled pursuant to section 4 or 5 or otherwise hereunder in connection with any sales of Dispensers, Licensee shall pay to Licensor the sum of U.S. $7,000 per month (from date hereof) for months one through eighteen (1 thru 18), and U.S. $12,500 per month effective month nineteen (19) through duration of technical support provided by Licensor. Payments for technical support shall be made by Licensee to Licensor, in advance, in amounts defined herein, on the first day of each month hereunder. The payments for technical support shall be non-refundable and may be terminated at any time by either party upon written notice delivered at least three (3) months prior to termination.

4.6. Such royalties to be paid on a monthly basis calculated on cash receipts and paid by the 15th day of the month following such cash receipts.

4.7. Licensee shall retain primary liability for the payment of any royalties notwithstanding any sublicensing by Licensee of any of its rights hereunder.

4.8. Licensee agrees to pursue reasonably available legal remedies to secure the payment of any royalties from third parties, subject to the exercise of its business judgment as to the potential success of any legal action. The costs of such action shall be borne by Licensee, but shall be charged as an expense against gross revenues.

5. MINIMUM ROYALTIES:

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5.1. In order to secure and maintain it exclusive rights hereunder, Licensee will pay to Licensor the sum of U.S. $81,333, representing the minimum royalties due from Licensee pursuant to section 5.2 for the period through December 31, 2002, receipt of which is hereby acknowledged by Licensor.

5.2. Thereafter, to maintain its exclusive rights hereunder, Licensee will have to sell such level of Products as to be obligated to pay and shall pay minimum royalties ("Minimum Royalties"), as follows:

Months (from date hereof)	Minimum Royalty or Payment (in U.S.$)
Months 1 – 12	$75,000
Months 13-24	$100,000
next 12 months	$200,000
next 12 months	$300,000
next 12 months	$400,000
next 12 months	$500,000
Next 12 months and each 12 months thereafter through the life of the agreement	$50,000 annual increases

5.3. If Licensee does not sell such level of Products to meet the minimums set forth above for any period described above after month 24, but does attain 50% of such minimums in actual royalties due and same are paid, then Licensee shall retain the rights listed herein but not on an exclusive basis. Where Licensee loses its exclusivity, the balance of the term of this Agreement shall be on a non-exclusive basis provided Licensee continues to pay all Royalties earned when due and otherwise complies with this Agreement. The royalty obligation of Licensee during the first 24 months is an absolute payment obligation whether same are earned or not and failure to make payment thereof is a material default hereunder.

5.4. Minimum Royalties shall be paid in advance in equal monthly payments of 1/12 of the total Minimum Royalty due for the applicable period commencing on the first day of the month following the commencement of the applicable period and on the first day of each month thereafter. The Minimum Royalties shall be non-refundable, but will be applied and credited against the Royalties due and payable hereunder, but not the payments due and payable for technical support pursuant to section 4.5. Any Royalties due by Licensee in accordance with the terms hereof shall be entitled to a credit for Minimum Royalties previously paid for the year in which such Royalties are due, except the payment for technical support. Royalties due and paid in excess of the aggregate monthly payments of Minimum Royalties shall be credited against future monthly installments as same become due.

5.4.1. After the initial 24 months, (i) Licensee's failure to make monthly payments at a rate of at least 100% of the minimum annual royalty rate for the applicable

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period shall give Licensor the right to terminate the exclusivity of Licensee as provided hereunder, and, and (ii) Licensee's failure to make monthly payments at a rate of a least 50% of the minimum annual royalty rate for the applicable period shall give Licensor the right to terminate this Agreement.

5.5. Payment of royalties shall be made as directed by Licensor and shall be made in US dollars as of the date of remittance or direction for wire transfer.

6. REPRESENTATIONS AND WARRANTIES:

6.1. Representations of Licensor: Licensor hereby represents and warrants to Licensee as follows:

6.1.1. Licensor has full power and authority to enter into this Agreement and to perform its obligations contained herein;

6.1.2. The execution, delivery and performance of this Agreement are within Licensor's corporate powers, have been duly authorized by all necessary corporate action, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, award or contractual restriction binding on or affecting Licensor or any of its properties;

6.1.3. Licensor represents and warrants that (i) Licensor has full power and authority to enter into this Agreement, (ii) to its knowledge there are no other parties who may have an interest in and to the Dispenser, and (iii) Licensor is not subject to any other agreement wherein a third party may have a claim to the use or ownership of the Dispenser that is adverse to the interest of Licensee granted herein.

6.1.4. Licensor has no knowledge of any existing infringement of its rights to grant the License, nor of any dispute as to the ownership or any other matter that would adversely affect Licensor's ability to enter into this Agreement or grant the rights herein granted.

6.2. Representations of Licensee: Licensee hereby represents and warrants to Licensor as follows:

6.2.1. Licensee has full power and authority to enter into this Agreement and to perform its obligations contained herein; and

6.2.2. the execution, delivery and performance of this Agreement are within Licensee's corporate powers, have been duly authorized by all necessary corporate action, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, award or contractual restriction binding on or affecting Licensee or any of its properties.

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7. **COVENANTS OF LICENSEE**: Licensee further covenants and agrees:

7.1. To use, apply and direct its best efforts to promote the sale or other disposition of the Dispenser and the Products within the Territory.

7.2. To conduct all of Licensee's operations hereunder in compliance in all material respects with all applicable laws, rules and regulations of all applicable governmental authorities.

8. **COVENANTS OF LICENSOR**: Licensor covenants and agrees:

8.1. To maintain the Patents and take all other reasonable actions necessary to prosecute the Patents.

8.1.1. Licensor agrees to reasonably file and pursue patent protection with respect to the Dispenser in any other jurisdiction requested by Licensee, but such action shall be at the sole cost and expense of Licensee. Licensor further agrees to reasonably file and pursue patent protection for any Improvements, in any jurisdiction requested by Licensee, but such action shall be at the sole cost and expense of Licensee.

8.2. Licensee shall promptly notify Licensor of any potential infringements of Licensee's rights under this Agreement. Notwithstanding the foregoing, it shall be the option of Licensor to pursue infringement actions or claims (whether put on notice by Licensee or otherwise) against any third party that may be infringing upon Licensee's rights under this Agreement, so long as Licensor is not put in breach of its representations hereunder by reason of such claimed infringement. Costs of such litigation will be shared equally by Licensor and Licensee. Appointment of legal representation in prosecution of infringement will be mutually agreed to, and not withheld by either party if reasonable.

9. **PATENT AND INTELLECTUAL PROPERTY RIGHTS**: Licensee acknowledges Licensor's exclusive rights in the Dispenser and patents issued to Licensor (or being applied for by Licensor) in connection therewith. Licensee shall not, at any time during or after the term of this Agreement, dispute or contest, directly or indirectly, Licensor's right and title to the Dispenser, such patents or the validity thereof. Notwithstanding the foregoing, nothing herein shall be deemed a waiver of the right of Licensee, as a member of the general public, to use, market or exploit, without compensation to Licensor, rights that are not protected, or by the action or inaction of Licensor come into the public domain.

10. **CONFIDENTIALITY**: Except as required by request of, or to fulfill obligations to, the Licensor or any affiliated entity, applicable legal or accounting requirements or disclosure obligations relative to security offerings, each of the parties hereto for themselves, and each of their respective representatives and Affiliates, covenants and agrees that it shall treat and safeguard as confidential and secret and shall not use or

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disclose to others any proprietary or confidential information (the "Protected Information") disclosed to it, its agents, representatives, officers, directors, employees or advisors with respect to the transactions contemplated herein. Each of the parties and their Affiliates shall return to the others all Protected Information furnished to any of them or any of their agents, representatives, officers, directors, employees or advisors by the others or their agents, representatives, officers, directors, employees or advisors and shall maintain such confidentiality during the applicable term hereof or of this Agreement to which such material applies, and for a period of three (3) years after the Term. For purposes of this provision, Protected Information shall not include sales and royalty information or any other information which is, at the time of its disclosure, in the public domain or otherwise becomes available to a party on a non-confidential basis from an independent source which is not prohibited from revealing such information.

11. **BOOKS AND RECORDS:**

11.1. On a monthly basis Licensee shall provide Licensor with copies of all customer invoices, shipments, and a schedule of cash receipts. Such information shall be provided by the 15th day of the following month. Licensee shall also provide on a quarterly basis copies of all invoices from suppliers, a list of all shipments to customers, a current list of all suppliers and customers and ten (10) samples of any products Licensee produces. Such information and samples shall be provided by the 15th day of the following month. In addition, an annual audit of the Company's financial statements with respect to payments and earnings due or earned pursuant to this Agreement, shall be performed by an independent accounting firm at the sole cost of Licensee and shall be provided to Licensor within 90 days of the fiscal year end. Licensee shall provide to Licensor a list and description of all molds and manufacturing and assembly equipment used to produce the Products (collectively, "Product Equipment"), as well as the locations thereof, within 15 days following any request therefor received from time to time from Licensor. If any Product Equipment is transferred to another location or if new Product Equipment is developed, Licensee shall notify Licensor within 15 days thereafter as to the description and location thereof, as the case may be. Licensee shall permit Licensor, by its duly authorized agents and representatives, to, from time to time, examine all Product Equipment at its locations, upon reasonable advance written notice to Licensee.

11.2. While this Agreement remains in effect, and for the period of two (2) years thereafter, Licensee shall keep and maintain complete and accurate books and records of all its purchases and sales of Dispensers and Products, in sufficient detail to enable determination of Royalties payable hereunder. Licensee shall permit Licensor, by its duly authorized agents and representatives, to examine and audit Licensee's books and records during reasonable business hours, and with reasonable advance written notice, for the purpose of verifying any payment required under this Agreement and Licensee's compliance with its obligations hereunder. In the event any amounts due and payable to Licensor have been underpaid by ten percent (10%) or more, Licensee shall pay promptly to Licensor the cost of such examination and audit, in addition to the amount of such

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underpayment. Any payments or statements not challenged within two (2) years of receipt thereof shall be deemed accepted.

11.3. If three (3) consecutive audits show that amounts due and payable to Licensor have been underpaid by five percent (5%) or more, Licensee shall pay promptly to Licensor (i) the cost of all such examinations and audits, plus (ii) twice the amount of such underpayment.

11.4. All sublicenses shall incorporate terms comparable to these provisions as to the maintenance of books and records and access thereto and confidentiality, with the right of Licensor to act directly in connection therewith.

12. **BROKERS:** Neither party has employed any broker or finder in connection with the transactions contemplated by this Agreement.

13. **TERMINATION:** Licensor shall have the right to terminate this Agreement by written notice delivered to Licensee upon the occurrence of any of the following events:

13.1. If the Licensee fails to make payments or submit statements and reports as required hereby, and fails to cure such breach within ten (10) days after receipt of written notice from Licensor, sent by certified or registered mail.

13.2. If Licensee becomes subject to any voluntary or involuntary insolvency, bankruptcy or similar proceedings, or an assignment for the benefit of creditors is made by Licensee, and the same remains undischarged for a period of thirty (30) days.

13.3. If Licensee breaches any other term or provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Licensor, sent by certified or registered mail, specifying the particulars of such breach.

13.4. If Licensee demonstrates a pattern of violation of this Agreement wherein Licensor has repeatedly been obligated to, and has properly provided demands and termination notices and such pattern continues unabated, Licensor may validly commence an arbitration to terminate this Agreement based on such pattern of violations.

14. **EFFECT OF EXPIRATION OR TERMINATION:**

14.1. On expiration or termination of this Agreement, Licensee shall immediately stop the manufacture, sale and distribution of all Products and shall send Licensor a complete inventory report and accounting with full payment due, within sixty (60) days after such expiration or termination.

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14.2. If this Agreement is not terminated because of Licensee's breach, Licensee shall have a period of 180 days, commencing with the expiration or other such termination date in which to sell-off Products under this Agreement which are on hand or in process as of such date: provided, however, Licensee complies with all the terms and conditions of this Agreement, including but not limited to, Licensee's obligation to pay royalties on and to account to Licensor for such sales.

14.3. On expiration or termination of this Agreement, other than as provided in section 14.2, Licensee and any permitted sublicensees hereunder shall have no further right to exercise the rights licensed. All remaining Products and component parts thereof shall be destroyed and Licensee shall promptly deliver to Licensor a certificate of destruction evidencing same. Licensee agrees that (i) its failure to cease the manufacture, sale and/or distribution of Products upon the expiration or termination of the Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief. Licensor shall be entitled to recover from Licensee, in addition to any other remedies in the event of default, any and all attorneys' fees, costs and expenses, including collection agency fees, incurred by Licensor to enforce the provisions hereof.

15. **INDEMNIFICATION:**

15.1. Licensor shall indemnify Licensee, its parents, subsidiaries, Affiliates, officers, directors, representatives, employees and agents ("Indemnities"), from and against, and shall hold Indemnities harmless against any claims, damages, liabilities or final judgments resulting from any and all third party claims, liabilities demands, causes of action, judgments, and expenses (including but not limited to reasonable attorney's fees and court costs) (i) for a breach of any of the warranties or representations of Licensor herein, or (ii) based upon Licensee's use of the Dispenser as authorized by this Agreement violating or conflicting with rights of such third parties to use of the Dispenser; provided, however, that Licensee shall notify Licensor in writing within ten (10) business days after Licensee receives notification of any claim or suit covered by the foregoing indemnity. Licensor shall have the right and option to undertake and control the defense of any such claim or suit and Licensee shall cooperate fully with Licensor in connection therewith.

15.2. Licensee shall indemnify Licensor, its parents, subsidiaries, Affiliates, officers, directors, representatives, employees and agents ("Indemnities"), from and against, and shall hold Indemnities harmless against any claims, damages, liabilities or final judgments resulting from any and all third party claims, liabilities demands, causes of action, judgments, and expenses (including but not limited to reasonable attorney's fees and court costs) for a breach of any of the warranties or representations of Licensee herein; provided, however, that Licensor shall notify Licensee in writing within ten (10) business days after Licensor receives notification of any claim or suit covered by the foregoing indemnity. Licensee shall have the right and option to undertake and control the defense of

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any such claim or suit and Licensor shall cooperate fully with Licensee in connection therewith.

16. **INSURANCE:** Licensee agrees to obtain and maintain at its own expense a comprehensive general liability insurance policy, from a recognized insurance company and in a form reasonably acceptable to Licensor, providing coverage of the minimum amounts of U.S. $1,000,000 per event and U.S. $3,000,000 in the aggregate to insure against all claims of third parties, with Licensor named as an additional insured, and with an endorsement that such insurance may not be canceled or amended except upon thirty (30) days prior written notice to Licensor. Licensee shall provide written evidence to Licensor of such coverage promptly upon demand for same.

17. **APPLICABLE LAW; JURISDICTION:** The terms and conditions of this Agreement and all matters directly or indirectly related hereto shall be governed by the internal law of the State of New York, without regard to its conflict or choice of law provisions.

18. **ARBITRATION:**

18.1. American Arbitration Association: Any dispute arising out of, in connection with, or in relation to this Agreement or the making of validity thereof or its interpretation or any breach thereof shall be determined and settled by arbitration in New York City by a sole arbitrator having substantial experience in matters of this nature pursuant to the commercial arbitration rules and regulations then obtaining of the American Arbitration Association and any award rendered therein shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The service of any notice, process, motion or other document in connection with an arbitration award under this Agreement or for the enforcement of an arbitration award hereunder may be effectuated by either personal service or by certified or registered mail to the respective addresses provided herein.

18.2. Submission to Jurisdiction: By execution and delivery of this Agreement, the parties each respectively accept, for itself and its property, generally and unconditionally, the jurisdiction of the aforesaid Arbitration Tribunal, Courts and any related Appellate Court, irrevocably agrees to be bound by any judgment rendered thereby and in connection with this Agreement, and irrevocably waive any objection either party may now or hereafter have as to the venue of any such action or proceeding. Each party consents to the service of process in the Arbitration or out of any of the aforementioned Courts by mailing copies thereof by certified mail, postage prepaid, such service to become effective three (3) business days after such mailing. Nothing herein shall effect either party's right to service of process in any other manner prescribed by law. Any judicial proceeding by either party against the other involving, directly or indirectly, any matter, in any way arising out of,

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related or connected with this Agreement shall be brought only in a Court located in the City of New York.

18.3. Costs and Expenses: The non-prevailing party in any arbitration shall be responsible for the fees of the AAA and the arbitrator as well as all of the prevailing party's actual costs and expenses incurred (including reasonable attorney's fees and expenses) in connection with the arbitration. Prevailing party, in this connection, shall mean a party that receives an unqualified award for the relief requested in the Demand for Arbitration.

19. **ENTIRE AGREEMENT; AMENDMENT; SEVERABILITY:** The entire agreement between the parties is incorporated in this Agreement (including all schedules and exhibits attached hereto) and supersedes all prior discussions and agreements among the parties relating to the subject matter hereof. This Agreement can be modified only in writing when duly signed by authorized representatives of each party. Each provision hereof is intended to be severable. If any term or provision hereof is determined by a court of competent jurisdiction illegal or invalid for any reason, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

20. **EXPRESS & IMPLIED PROMISES:** The Parties acknowledge that no other party, or any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce them to execute this Agreement, and acknowledge that they have not executed this instrument in reliance on any such promise, representation or warranty not contained herein, and further acknowledge that there are no other agreements or understandings between the Parties relating to this Agreement that are not contained herein.

21. NOTICES:

21.1. Any notice to be given hereunder shall be sent by registered or certified mail, return receipt requested, major overnight carrier, or telecopy to a facsimile number provided by the respective party with a copy sent by regular mail, or by delivering the same personally to the parties at the addresses first set forth herein. Any party may designate a different address by notice so given. Copies of all notices shall be sent to the parties as hereto named above and, in addition:

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Copies of all notices to Licensee shall be sent to:

Platte, Klarsfeld, & Levine, LLP
10 East 40th Street
New York, New York 10016
Attn: Jeffrey Platte, Esq.
Fax #212-889-9401

Copies of all notices to Licensor shall be sent to

Jenkins & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Michael Weinsier, Esq.
Fax#212-704-6288

21.2. Any notice mailed, sent by overnight carrier or personally delivered as aforesaid shall be deemed to have been given on the date of receipt; telecopies shall be deemed received on the business day after being sent by telecopy.

22. **FORCE MAJEURE:** No party shall be responsible for, and shall not be considered in breach or default of this Agreement on account of any failure to perform or delay in the performance of any obligations hereunder caused by acts of God, flood, fire, storm, war, labor disturbances, including strikes and lockouts, governmental regulations, or interference or other events not within the reasonable control of the responsible party and which such party is unable to overcome by the exercise of reasonable diligence. The time to perform the relevant obligation shall be extended until the circumstances or condition is relieved, but in no event shall such delay exceed 90 days without the express written consent of the party to whom the obligation is owed.

23. **COUNTERPARTS; FACSIMILE SIGNATURES:** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which individually or together shall constitute one and the same instrument. The submission of a party's signature by facsimile transmission shall be deemed an original signature, provided that the original signature page is immediately transmitted to the other parties in accordance with the notice section of this Agreement.

24. **RELATIONSHIP OF THE PARTIES:** Nothing in this Agreement shall be construed to create an agency, partnership or joint venture between the parties, and no party shall have, nor shall it hold itself out to any third party as having, the power to obligate or bind any other in any manner whatsoever. Brugger and Licensor each hereby represents and

G.B.
MD

warrants to Licensee that he has entered into the Assignment Agreement, pursuant to which, among other things, (i) Brugger assigned to Licensor all of Brugger's right, title and interest in and to the Dispenser, including (without limitation) all of Brugger's rights and obligations under the 2001 Agreement, and (ii) Licensor assumed and agreed to perform all of Brugger's obligations under the 2001 Agreement.

25. **WAIVERS:** No delay or omission by any party in exercising any right or power accruing upon the non-compliance or failure or performance by any other party hereto of any provisions of this Agreement shall impair any such right or power, or to be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or agreements hereof to be performed by any other party must be in writing and signed by the party who is waiving such covenants, conditions or agreements.

[The next page is the signature page]

G.O.
A.D.

IN WITNESS HEREOF, the parties have executed, or caused this Agreement to be executed, as of the date first above written.

SEA CHANGE GROUP, LLC

Gottfried Brugger

By Geoffrey Donaldson

Acknowledged and agreed, as to the last sentence of section 24 hereof:

Anton Brugger

MARY HICKEY
Notary Public, State of New York
No. 01HI6058148
Qualified in Westchester County
Commission Expires March 27, 2006

9/29/2003

NEWYORK 3027311 v1 59990-00001

G.D.
AB

TABLE OF CONTENTS

G.G.

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